Exhibit 99.1

Lihua International Announces Closing of $34.5 Million Public Offering of Common Stock

DANYANG, China - April 14, 2010 - Lihua International, Inc., (NASDAQ: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper superfine and magnet wire, as well as copper rod products, today announced that it has closed its previously announced public offering of 3,726,709 shares of common stock. On April 9, 2010, Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acting as the sole book running manager of the offering, exercised its over-allotment option to purchase an additional 559,006 shares of common stock, increasing the size of the offering to an aggregate of 4,285,715 shares of common stock.  Total net proceeds from the offering and over-allotment were approximately $32.5 million.

The Company intends to use the net proceeds from this offering for the construction of a new smelting facility, which is expected to accelerate the production of refined copper products. Construction of this new facility is planned to begin in the fourth quarter of 2010. Any remaining proceeds will be used for general working capital purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as sole book running manager, and Chardan Capital Markets, LLC and Brean Murray, Carret & Co., LLC, acted as co-managers for the offering.

The shares were offered and sold under the Company’s existing shelf registration statement on form S-3 (File No. 333-164269,) which was declared effective by the Securities and Exchange Commission (the “SEC”) on March 12, 2010. Copies of the final prospectus supplement and related prospectus may be obtained by visiting EDGAR on the SEC Website at www.sec.gov or upon request from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, NY 10020, 212-430-1710 or email: info@rodm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lihua International, Inc.
Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include copper-clad aluminum wire ("CCA") and pure copper products including copper wire and copper rod, which are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com .

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Contact

Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
+1 (516) 717-9939
Daphne_huang@lihuaintl.com

or

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
+1 (212) 481-2050
lihua@tpg-ir.com

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